Exhibit 10-A
SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (“Agreement”) is entered into by and between Jeffrey E. Spethmann (“Spethmann”) and Donaldson Company, Inc. (“Donaldson”). Spethmann and Donaldson hereby agree to the following terms and conditions:
1.Spethmann hereby resigns from his position as Senior Vice President, Industrial Products with Donaldson and his position as a member of any and all boards of directors or boards of managers of any and all of its subsidiaries, joint ventures, and affiliated entities (collectively, “Donaldson Entities”) effective as of the close of business on October 7, 2022.
2.For the period of time between October 7, 2022 and November 1, 2022, Spethmann will be on paid leave of absence from Donaldson. During the period of time that Spethmann is on a paid leave of absence, he will not perform any work or service of any type for Donaldson and will not otherwise represent Donaldson or conduct business on behalf of Donaldson. During the period Spethmann is on a paid leave of absence, Donaldson will continue his base salary and benefits, subject to all legally required deductions and withholdings on Donaldson’s normal pay days through November 1, 2022. Spethmann acknowledges that he is not otherwise entitled to the leave of absence and salary continuation described in this paragraph, and that Donaldson has agreed to provide such leave of absence and salary continuation solely as consideration for Spethmann’s signing of this Agreement.
3.Within two (2) business days of October 7, 2022, Spethmann will have returned to Donaldson all keys, access devices/cards, records, correspondence, documents, financial data, plans, computers, electronic devices, computer storage devices, sales or performance reports, customer lists, and any other tangible property or documents (including information stored on any computer or other electronic device of any kind) in his possession or under his control belonging to Donaldson, and he will not retain any copies or reproductions thereof. In the event Spethmann possesses electronically stored information falling in the categories described in this paragraph, but which he is unable to return to Donaldson, he will destroy such information.
4.Within five (5) business days of October 7, 2022, Spethmann will submit his final documented expense reimbursement statement reflecting all business expenses incurred through October 7, 2022 for which Spethmann seeks reimbursement. Donaldson will reimburse Spethmann, pursuant to Donaldson policy and regular business practice, within thirty (30) business days after Spethmann submits such expense reimbursement statement to Donaldson.
5.In consideration for Spethmann’s signing of this Agreement, Donaldson will provide the following additional payments and benefits to Spethmann:
a.Donaldson will pay Spethmann, as separation pay, a lump sum payment of four hundred sixty-five thousand dollars ($465,000), less all legally required deductions and withholdings, to be paid within ten (10) business days of the Effective Date, as defined in paragraph 15 below.

b.Spethmann is not enrolled in any group medical and dental insurance for himself and his eligible dependents. As such, Spethmann has acknowledged that he will not require COBRA continuation.
c.Donaldson will provide Spethmann with outplacement assistance through a mutually agreed upon provider. The maximum amount Donaldson will pay for such outplacement assistance is fifteen thousand dollars ($15,000.00), and any and all payments for such outplacement services will be made by Donaldson directly to the provider, following Donaldson’s receipt of appropriate documentation. Spethmann will have a period of one (1) year from the Effective Date to utilize this outplacement assistance.
d.Spethmann acknowledges and agrees that the payments and benefits provided to him pursuant to this paragraph are over and above anything owed to him by law or contract or under Donaldson policies, and that those payments and benefits are hereby provided to him in exchange for, and are specifically contingent upon, his signing of this Agreement. Spethmann acknowledges and agrees that Donaldson need not make the payments described in this paragraph 4 unless and until all of the following conditions have been satisfied: (i) Spethmann executes this Agreement and delivers it to Donaldson within the time period described in paragraph 14 below; and (ii) all applicable revocation and rescission periods for this Agreement described in paragraph 15 below have expired without revocation or rescission by Spethmann.
6.Spethmann understands and agrees that the payments and benefits provided to him under the terms of this Agreement are the only severance pay to which he is entitled, and that he has no right or interest to any other payments in the nature of severance pay, including, but not limited to, payments called for under the terms of the Donaldson Company Inc. Severance Plan.
7.Spethmann holds the following options to purchase shares of the common stock of Donaldson pursuant to Donaldson’s 2010 and 2019 Master Stock Incentive Plans:

Grant Date	Shares Granted	Grant Price
09/23/2021	26,300	$59.40
09/24/2020	36,900	$46.06
09/26/2019	35,200	$51.61
09/21/2018	30,800	$59.18
09/22/2017	25,800	$45.43
12/16/2016	24,000	$42.72
04/04/2016	10,000	$31.35
12/17/2015	13,500	$28.00
12/05/2014	12,000	$38.78
12/09/2013	10,500	$42.07
02/18/2013	7,500	$37.60
All of the options to purchase shares of the common stock of Donaldson held by Spethmann pursuant to Donaldson’s 2010 and 2019 Master Stock Incentive Plans may be exercised by

Spethmann in accordance with the terms of the respective stock option agreements and Donaldson’s 2010 and 2019 Master Stock Incentive Plans, as applicable.
8.The payment of benefits to which Spethmann may be entitled under any Donaldson Long Term Compensation Plan or other compensation and benefit plan will be made in accordance with such plan’s terms and conditions, and applicable law.
9.The payment of benefits to which Spethmann may be entitled under any non-qualified deferred compensation plan of Donaldson will be made in accordance with Spethmann’s payment elections, plan terms, and applicable law. For avoidance of doubt, and as required by Section 409A of the Internal Revenue Code (“Section 409A”), Spethmann will incur a “separation from service” (as that term is defined under Section 409A) on November 1, 2022 for purposes of all non-qualified deferred compensation plans.
10.Spethmann executed an Employee Agreement with Donaldson dated November 25, 2013. Nothing in this Agreement negates or supersedes the Employee Agreement, and all provisions of the Employee Agreement which, by their terms survive the termination of Spethmann’s employment, continue in full force and effect and are not negated or otherwise affected by this Agreement. Notwithstanding the language in any other plan document, Spethmann shall not be subject to any non-compete restrictive covenants which are not contained in the Employee Agreement or Paragraph 10 herein.
11.For a period of two (2) years following the Effective Date, Spethmann will not, directly or indirectly, hire, engage, or solicit any person who is then an employee of Donaldson or who was an employee of Donaldson as of the Effective Date, in any manner or capacity, including, without limitation, as a partner, officer, director, stockholder, employee, consultant, or otherwise.
12.By this Agreement, Spethmann intends to settle any and all claims that he has or may have against Donaldson as a result of any matter, fact, or thing occurring prior to the date he signs this Agreement, including, without limitation, any claim arising from or relating to his employment with Donaldson and the cessation of that employment. In consideration of the payments and benefits provided to Spethmann in this Agreement, he hereby releases, acquits, satisfies, and forever discharges any and all claims he has or may have against Donaldson, their predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, and their officers, directors, shareholders, agents, servants, employees, and insurers, for any act or omission that has occurred up through the date he signs this Agreement, whether known or unknown, suspected or unsuspected, concealed or hidden, developed or undeveloped. Spethmann’s release of claims is intended to extend to and include, among other things, claims of any kind arising under or based upon the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq.; Title VII of the Civil Rights Act, 42 U.S.C. §§ 2000e, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq.; and any other federal, state, or local law, rule, or regulation prohibiting employment discrimination or otherwise related to employment; any claims based upon, among other things, common law theories of recovery, including, but not limited to, those in contract, quasi-contract, or tort; and any claims based upon any other theory, whether legal or equitable, arising from or relating to any matter, fact, or thing occurring or arising prior to the date Spethmann signs this Agreement, including, but not limited to, any matter, fact, or thing occurring or arising out of the events giving rise to this Agreement.
13.Nothing in this Agreement, including, without limitation, the provisions of paragraphs 10, 11, 12, and 17 of this Agreement, will be construed to prevent Spethmann from filing a charge or a complaint, including a challenge to the validity of this Agreement, with any governmental agency, from reporting possible violations of law or regulation to any governmental agency, from making disclosures to any governmental agency, and/or from participating in or cooperating with any investigation conducted by any governmental agency. Nonetheless, Spethmann agrees and acknowledges that this Agreement waives any and all claims and rights to monetary or other recovery, to the fullest extent permitted by law. Additionally, nothing in this Agreement purports to waive or release claims that may not be waived or released as a matter of law, or claims based on events, occurrences, or omissions that occur after the date Spethmann signs this Agreement, Spethmann’s vested rights under any compensation and benefit plans, and Spethmann’s right, pursuant to Minnesota law and the company’s articles and/or bylaws to seek to be defended and indemnified in the event a claim is asserted against him for acts that arose within the course and scope of his employment for Donaldson.
14.Spethmann acknowledges and agrees that his resignation from his position is voluntary and irrevocable and is made without any coercion or undue influence by Donaldson or any of its officers, agents, employees, or representatives. Spethmann is hereby informed that the terms of this Agreement will be open for acceptance and signature by him for a period of at least twenty-one (21) days during which time he may consult with an attorney and consider whether to accept this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day acceptance period.
15.Spethmann is hereby informed of his right to revoke (that is, take back) this Agreement insofar as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., by informing Donaldson of his intent to revoke this Agreement within seven (7) calendar days after he signs this Agreement. Spethmann is hereby further informed of his right to rescind (that is, take back) this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq., by written notice to Donaldson within fifteen (15) calendar days after he signs this Agreement. The seven (7) day revocation period and the fifteen (15) day rescission period shall run concurrently and shall begin on the calendar day after Spethmann signs this Agreement. Spethmann is hereby informed that such rescission must be in writing and delivered to Donaldson in care of Donaldson’s Vice President, Chief Human Resources Officer, by hand or mail, within the applicable time period. If delivered by mail, the rescission must be: (i) postmarked within the applicable period; (ii) sent by certified mail, return-receipt requested; and (iii) addressed as follows: Vice President, Chief Human Resources Officer, Donaldson Company, Inc., 1400 West 94th Street, Bloomington, Minnesota 55440-1299. This Agreement shall become effective on the sixteenth (16th) day following Spethmann’s execution of this Agreement, provided that Spethmann has not revoked or rescinded this Agreement (the “Effective Date”).
16.Spethmann understands that, in the event of any such revocation or recession, Donaldson may, at its option, either nullify this Agreement in its entirety or keep it in effect as to all claims not revoked or rescinded in accordance with the revocation and rescission provisions of this Agreement. In the event Donaldson opts to nullify the entire Agreement, Spethmann understands that Donaldson will have no obligations whatsoever under this Agreement, and Spethmann agrees that any payments made to him or on behalf of him by Donaldson under this Agreement shall be immediately refunded to Donaldson by Spethmann. However, Spethmann’s resignation from Donaldson will be unaffected by any such revocation or recession.
17.Spethmann agrees that he will keep the existence of and terms of this Agreement completely confidential and that he will not hereafter disclose any information about this Agreement to anyone. This confidentiality obligation shall apply to all communications, whether oral, written, non-verbal, or in electronic form, e.g., by electronic mail or Internet postings, including, but not limited to, those on “social media” websites. Notwithstanding the foregoing, Spethmann may disclose the existence of and the terms of this Agreement to his spouse, immediate family, his attorneys, and his financial and tax advisors, provided that those individuals agree to be bound by the confidentiality obligations contained in this paragraph, and in the course of legal proceedings involving Donaldson or in response to a court order, subpoena, or inquiry by a government agency, or as otherwise required by law. Nothing in this Agreement, including the confidentiality obligation contained in this paragraph, limits or affects Spethmann’s ability to communicate fully with any governmental agency about this Agreement.
18.This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, Spethmann and Donaldson and Spethmann’s and Donaldson’s respective heirs, successors, and assigns, but Spethmann may not assign this Agreement without Donaldson’s prior written consent.
19.This Agreement, the compensation and benefit plans for any vested benefits, and any other documents referenced in it are the entire agreement between Spethmann and Donaldson regarding the cessation of his employment. Spethmann agrees that this Agreement may only be changed by a written amendment signed by both he and Donaldson.
20.This Agreement shall not in any way be construed as an admission by Donaldson that it has ever acted wrongly with respect to Spethmann or any other person, or that Spethmann has any claims whatsoever against Donaldson, and Donaldson specifically disclaims any liability to, or wrongful acts against, Spethmann or any other person.
21.This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. This Agreement shall be governed and interpreted in accordance with the laws of the State of Minnesota. Nothing contained in this Agreement is intended to violate any applicable law, rule, or regulation. If any provision of this Agreement is determined to be unenforceable, Spethmann agrees that such provision shall be modified so that it is enforceable or, if modification is not possible, that it shall be severed, and the enforceability of the remaining provisions will not be affected or impaired by such modification or severance.
22.The executed version of this Agreement may be delivered by email, and upon receipt, such transmission will be deemed delivery of an original. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.
23.Spethmann acknowledges that he has read this Agreement, that the provisions of this Agreement are understandable to him, and that he agrees to the conditions and obligations set forth. Further, Spethmann agrees that he has had adequate time to consider the terms of this Agreement, that he is knowingly, freely, and voluntarily entering into this Agreement with a full understanding of its meaning, and that he hereby is advised to consult with an attorney before signing this Agreement.

IN WITNESS WHEREOF, Spethmann and Donaldson have executed this Agreement by their signatures below.
                            Donaldson Company, Inc.
Dated:

Dated:
                            Jeffrey E. Spethmann